UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2009

NTS MORTGAGE INCOME FUND
(Exact name of registrant as specified in its charter)

Delaware	0-18550	61-1146077
(State or other	(Commission file	(IRS Employer
jurisdiction of	number)	Identification No.)
incorporation)

10172 Linn Station Road
Louisville, Kentucky 40223
(Address of principal executive offices)

(502) 426-4800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On January 1, 2009, NTS Mortgage Income Fund (the “Fund”) and certain of its subsidiaries executed four promissory notes consistent with the terms set forth in a letter (the “Deferral/Advancements Letter”) dated December 24, 2008 from Residential Management Company, a Kentucky corporation (“Residential”), and NTS Development Company, a Kentucky corporation (“Devco” and, collectively with Residential, “NTS”). In the letter NTS agreed to defer payment of amounts due from the Fund, or its subsidiaries, as of December 31, 2008 and to permit any amounts accruing through December 31, 2009, other than as permitted by cash flows of the Fund, and to make advances to the Fund through December 31, 2009 except for certain principal repayments due National City Bank. The Deferral/Advancements Letter advised NTS could request the deferrals and advances be evidenced by interest bearing promissory notes, so long as the interest rate charged was equal to NTS’ cost of funds.

        The terms of the promissory notes are summarized below. The Fund and its subsidiaries previously used the deferrals and advances evidenced by the notes to: (i) compensate individuals rendering services on behalf of the Fund; (ii) for overhead fees as permitted under the previous management agreements; (iii) loan principal repayments; (iv) loan interest; (v) real estate taxes; and (vi) other operating and development costs of the Fund and its subsidiaries.

        Devco evidenced an advance and deferral to the Fund in the amount of Two Hundred Thirty Thousand Seven Hundred Fifty Nine and 51/00 Dollars ($230,759.51) with a promissory note dated January 1, 2009. The note has an interest rate of one month LIBOR plus one and three-quarters percent (1¾ %) per annum. Interest is due monthly and the note matures on December 31, 2009.

        Residential evidenced advances and deferrals to NTS/Virginia Development Company, a Virginia corporation (“NTS/Virginia”), in the amount of Three Million Two Hundred Forty Four Thousand Seven Hundred One and 94/00 Dollars ($3,244,701.94) with a promissory note dated January 1, 2009. The note has an interest rate of one month LIBOR plus one and three-quarters percent (1¾ %) per annum. Interest is due monthly and the note matures on December 31, 2009.

        Residential evidenced advances and deferrals to NTS/Lake Forest II Residential Corporation, a Kentucky corporation, in the amount of Twenty Seven Thousand Forty Nine and 58/00 Dollars ($27,049.58) with a promissory note dated January 1, 2009. The note has an interest rate of one month LIBOR plus one and three-quarters percent (1¾ %) per annum. Interest is due monthly and the note matures on December 31, 2009.

        NTS/Virginia entered into a consolidated and amended and restated promissory note in the principal amount of Eight Hundred Seventy Thousand One Hundred and 25/00 Dollars ($870,100.25) dated January 1, 2009, made payable to the order of NTS Financial Partnership, a Kentucky general partnership. This consolidated and amended and restated note consolidates and extends the maturity date of six notes previously made by NTS/Virginia in 2008 to NTS Financial Partnership, all of which had maturity dates of December 31, 2008 and which had aggregate outstanding principal balances equal to $870,100.25. These six notes were issued in connection with advances or deferrals by NTS. The consolidated and amended and restated note has an interest rate of one month LIBOR plus one and three-quarters percent (1¾ %) per annum. Interest is due monthly and the note matures on December 31, 2009.

        The total sum evidenced by these promissory notes is Four Million Three Hundred Seventy Two Thousand Six Hundred Eleven and 28/00 Dollars ($4,372,611.28). All of the promissory notes mature on December 31, 2009. Based on the Fund’s current budget it is unlikely that the Fund will generate sufficient revenues to be able to repay the promissory notes, in full, when due. The Fund intends to seek an extension or renegotiation of the unpaid balances on the promissory notes prior to their maturity. There can be no assurance that an extension or renegotiation of any of the promissory notes will be achieved prior to their maturity, or at all.

        As of December 31, 2008, Devco had outstanding advances to the Orlando Lake Forest Joint Venture, a Florida joint venture (the “Joint Venture”), in the amount of Fourteen Thousand Five Hundred Thirty and 00/00 Dollars ($14,530.00). Also, as of December 31, 2008, Residential had outstanding advances to the Joint Venture in the amount of Sixteen Thousand Seven Hundred Eighty Two and 00/00 Dollars ($16,782.00). The Fund owns a fifty percent (50%) interest in the Joint Venture. Devco and Residential have not at this time requested the Joint Venture to issue promissory notes for these amounts. The outstanding amounts continue to remain obligations of the Joint Venture.

        Copies of the executed documentation are attached to this current report on Form 8-K as Exhibits 10.1 – 10.4 and are incorporated in their entirety in this Item 1.01 disclosure by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: N/A
(b)	Pro Forma Financial Information: N/A
(c)	Shell Company Transactions: N/A
(d)	Exhibits:
10.1	Promissory Note Between NTS Development Company and NTS Mortgage Income Fund
10.2	Promissory Note Between Residential Management Company and NTS/Virginia Development Company
10.3	Promissory Note Between Residential Management Company and NTS/Lake Forest II Residential Corporation
10.4	Promissory Note Between NTS Financial Partnership and NTS/Virginia Development Company

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NTS MORTGAGE INCOME FUND

By:	Gregory A. Wells
Its:	Chief Financial Officer

Date:	January 6, 2009

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